Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 4 to the Registration Statement on Form N-2 (File No. 333-267239) of our report dated September 29, 2025, relating to the consolidated financial statements and consolidated financial highlights which appear in the Stone Ridge Art Risk Premium Fund (the sole series constituting Stone Ridge Trust VIII) Annual Report to Shareholders on Form N-CSR for the year ended July 31, 2025.

We also consent to the use of our name as it appears under the captions “Consolidated Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Consolidated Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Citrin Cooperman & Company, LLP

New York, New York

November 26, 2025